Exhibit (a)(1)(E)

SONOSITE, INC.

OFFER TO PURCHASE FOR CASH

SHARES OF ITS COMMON STOCK FOR AN AGGREGATE PURCHASE PRICE OF $100 MILLION,

UP TO A MAXIMUM OF 3,831,417 SHARES

AT A PURCHASE PRICE NOT LESS THAN $26.10 PER SHARE

NOR GREATER THAN $30.00 PER SHARE

THE OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M.,

NEW YORK TIME ON FEBRUARY 19, 2010, UNLESS THE OFFER IS EXTENDED.

SONOSITE, INC. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

January 19, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 19, 2010, and the related Letter of Transmittal in connection with the offer by SonoSite, Inc., a Washington corporation (“SonoSite”), to purchase for cash shares of its common stock, par value $0.01 per share, having an aggregate purchase price of $100 million, at a price not greater than $30.00 nor less than $26.10 per share, net to the seller in cash, without interest (the “Offer”), as specified by shareholders tendering their shares, or such lesser amount of shares as are properly tendered.

Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, SonoSite will select the lowest purchase price specified by tendering shareholders that will enable SonoSite to purchase shares of its common stock having an aggregate purchase price of $100 million or, if shares with an aggregate purchase price of less than $100 million are tendered at or below the maximum price of $30.00 per share, all shares that are properly tendered and not properly withdrawn. All shares acquired in the Offer will be purchased at the same price.

SonoSite’s Offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated January 19, 2010, and in the related Letter of Transmittal which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the Offer.

Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if shares of common stock having an aggregate purchase price of more than $100 million (as measured at the selected price) are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at SonoSite’s expense as soon as practicable following the expiration date. We will not purchase fractional shares and the total number of shares we purchase will be rounded down to the largest number of whole shares that can be purchased for $100 million.

SonoSite reserves the right, in its sole discretion, to purchase shares of common stock having an aggregate purchase price of more than $100 million pursuant to the Offer, subject to applicable law.

If the number of shares tendered at or below the selected price have an aggregate purchase price in excess of $100 million, as measured at such selected price, SonoSite will purchase shares at the selected price on a pro rata basis (subject to the “odd lot” priority as described in Section 1 of the Offer to Purchase) and the considerations for conditional tenders as described in Section 6 of the Offer to Purchase) from all shareholders who properly tendered shares at or below the selected price, with appropriate adjustments to avoid purchases of fractional shares.

A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, please use the attached “Instruction Form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1. You may tender shares at prices not in excess of $30.00 nor less than $26.10 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

3. The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to various other conditions described in the Offer to Purchase.

4. The Offer and withdrawal rights will expire at 5:00 p.m., New York time, on February 19, 2010, unless SonoSite extends the Offer.

5. The Offer is for shares of common stock having an aggregate purchase price of up to $100 million, unless the Offer is underscribed. At the minimum price of $26.10 per share in the Offer, SonoSite will purchase a maximum of 3,831,417 shares, or approximately 22.1% of its outstanding common stock as of January 15, 2010. At the maximum price of $30.00 per share in the Offer, SonoSite will purchase a maximum of 3,333,333 shares, or approximately 19.2% of its outstanding common stock as of January 15, 2010. Based on the foregoing, if the Offer is fully subscribed, SonoSite will have between 13,531,769 and 14,029,853 shares outstanding following the purchase of shares tendered in the Offer.

6. Tendering shareholders who are registered shareholders or who tender their shares directly to Computershare Trust Company N.A., as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on SonoSite’s purchase of shares under the Offer.

7. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate letters of transmittal on your behalf for each price you will accept.

8. The board of directors of SonoSite has approved the Offer. However, none of SonoSite, its board of directors, executive officers, the dealer manager, the depositary or the information agent makes any recommendation to shareholders as to whether they should tender or refrain from tendering their shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. Each of SonoSite’s directors and executive officers has advised it that they do not intend to tender any shares owned by them in the Offer.

9. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of that jurisdiction.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF SONOSITE, INC.

By signing this Instruction Form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated January 19, 2010, and the related Letter of Transmittal in connection with the Offer by SonoSite, Inc., a Washington corporation (“SonoSite”), to purchase shares of its common stock, $0.01 par value per share. SonoSite is offering to purchase shares of common stock having an aggregate purchase price of $100 million at a price not greater than $30.00 nor less than $26.10 per share, to the seller in cash, without interest (the “Offer”), as specified by shareholders tendering their shares, or such lesser amount of shares as are properly tendered. SonoSite’s Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute the Offer.

This will instruct us to tender to SonoSite, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Offer.

Number of shares to be tendered:              shares. (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

PRICE AT WHICH YOU ARE TENDERING

(See Instruction 5 to the Letter of Transmittal)

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

By checking one of the following boxes below INSTEAD OF THE BOX UNDER “SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER,” you are tendering shares at the price checked. This action would result in none of your shares being purchased if the purchase price selected by SonoSite for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Instruction Form for each price at which you tender shares. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $26.10	☐ $27.10	☐ $28.10	☐ $29.10
☐ $26.20	☐ $27.20	☐ $28.20	☐ $29.20
☐ $26.30	☐ $27.30	☐ $28.30	☐ $29.30
☐ $26.40	☐ $27.40	☐ $28.40	☐ $29.40
☐ $26.50	☐ $27.50	☐ $28.50	☐ $29.50
☐ $26.60	☐ $27.60	☐ $28.60	☐ $29.60
☐ $26.70	☐ $27.70	☐ $28.70	☐ $29.70
☐ $26.80	☐ $27.80	☐ $28.80	☐ $29.80
☐ $26.90	☐ $27.90	☐ $28.90	☐ $29.90
☐ $27.00	☐ $28.00	☐ $29.00	☐ $30.00

OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO OUR OFFER:

☐	By checking THIS ONE BOX INSTEAD OF ONE OF THE PRICE BOXES ABOVE, you are tendering shares and are willing to accept the purchase price selected by SonoSite in accordance with the terms of its Offer. This action will maximize the chance of having SonoSite purchase your shares (subject to the possibility of proration). Note that this could result in your receiving a price per share as low as $26.10.

CONDITIONAL TENDER

(See Instruction 13 to the Letter of Transmittal)

You may condition your tender of shares on SonoSite purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by SonoSite in its Offer, none of the shares you tender will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

The minimum number of shares that must be purchased, if any are purchased, is:              shares.

If, because of proration, the minimum number of shares that you designated above will not be purchased, SonoSite may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

The tendered shares represent all shares held by me.

The method of delivery of this document is at the option and risk of the tendering shareholder. If you decide to make delivery by mail, we recommend you use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to assure delivery.

SIGN HERE:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

My Account Number With You:

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